EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy Reports First Quarter 2011 Results
Houston, Texas - May 6, 2011 - Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) reported a net loss of $39.8 million, or $0.60 per share (basic and diluted), for the quarter ended March 31, 2011, compared with a net loss of $35.2 million, or $0.64 per share (basic and diluted), for the comparable 2010 period. Results are reported on a consolidated basis and include our 90.5 percent ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”).
Overview of Significant 2011 Events

•
In January 2011, Sabine Pass Liquefaction, LLC ("Sabine Liquefaction") and Sabine Pass LNG, L.P. ("Sabine Pass"), both wholly owned subsidiaries of Cheniere Partners, submitted an application to the FERC requesting authorization to site, construct and operate liquefaction and export facilities at the Sabine Pass LNG terminal; and

•	In January and February 2011, Sabine Liquefaction signed memoranda of understanding ("MOUs") with a number of potential customers for bi-directional service at the Sabine Pass LNG terminal.
2011 Q1 Results
Cheniere reported income from operations of $23.6 million for the quarter ended March 31, 2011, compared to income of $31.0 million for the comparable period in 2010. Marketing and trading revenues decreased $3.7 million for the quarter ended March 31, 2011, compared to the same period in 2010, primarily due to lower derivative gains, partially offset by increased margins and fees associated with the arrangement entered into with JPMorgan LNG Co. ("LNGCo").
LNG terminal and pipeline development expenses increased $7.7 million for the quarter ended March 31, 2011, compared to the corresponding period in 2010 due to expenditures primarily related to the proposed liquefaction project being developed at the Sabine Pass LNG terminal. LNG terminal and pipeline operating expenses decreased $2.6 million for the quarter ended March 31, 2011, compared to the corresponding period in 2010 primarily due to lower net fuel costs used in operating the Sabine Pass LNG terminal. Included in general and administrative expenses were non-cash compensation expenses of $7.4 million for the quarter ended March 31, 2011, compared to $6.3 million for the comparable 2010 period.
Interest expense, net decreased $3.0 million for the quarter ended March 31, 2011, compared to the same period in 2010 primarily due to debt principal repayments made during the second quarter of 2010.
Liquefaction Project
In June 2010, Cheniere Partners initiated a project to add liquefaction services at the Sabine Pass LNG terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG. As currently contemplated, the liquefaction project would be designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.0 mtpa. It is anticipated that LNG export from the Sabine Pass LNG terminal could commence as early as 2015, and may be constructed in phases, with each LNG train commencing operations approximately six to nine months after the previous LNG train.
Sabine Liquefaction intends to enter into long-term, fixed-fee contracts for at least 3.5 mtpa (approximately 0.5 Bcf/d) of bi-directional LNG processing capacity per LNG Train, for a fee between $1.40 and $1.75 per MMBtu, before reaching a final investment decision regarding the development of the LNG trains. To date, Sabine Liquefaction has entered into eight non-binding MOUs with potential customers for the proposed bi-directional facility representing a total of up to 9.8 mtpa of capacity. Each MOU is subject to negotiation and execution of definitive agreements and certain other customary conditions and does not represent a final and binding agreement with respect to its subject matter. Sabine Liquefaction is negotiating definitive agreements with these and other potential customers.
In August 2010, Sabine Liquefaction received approval from the FERC to begin the pre-filing process required to seek authorization to commence construction of the liquefaction project. In January 2011, the pre-filing period was completed and therefore Sabine Liquefaction submitted an application to the FERC requesting authorization to site, construct and operate liquefaction and export facilities at the Sabine Pass LNG terminal.

In September 2010, the DOE granted Sabine Liquefaction an order authorizing Sabine Liquefaction to export up to 16 mtpa (approximately 800 Bcf per year) of domestically produced LNG from the Sabine Pass LNG terminal to Free Trade Agreement ("FTA") countries for a 30-year term, beginning on the earlier of the date of first export or September 7, 2020. In September 2010, Sabine Liquefaction filed a second application requesting expansion of the order to include countries with which the U.S. does not have an FTA. This order is pending.

Sabine Liquefaction has engaged Bechtel Corporation ("Bechtel") to complete front-end engineering and design work and to negotiate a lump-sum, turnkey contract based on an open book cost estimate. Sabine Liquefaction currently estimates that total construction costs will be consistent with other recent liquefaction expansion projects constructed by Bechtel, or approximately $400 per metric ton, before financing costs. Additional work needs to be completed with Bechtel to be able to make an estimate specific to the site and project. Cost estimates are subject to change due to factors such as changes in design, increased component and material costs, escalation of labor costs, cost overruns and increased spending to maintain a construction schedule.

In December 2010, Sabine Liquefaction engaged SG Americas Securities, LLC, the U.S. broker-dealer subsidiary of Societe Generale Corporate & Investment Banking ("SG CIB") for general financial strategy and planning in connection with the development and financing of liquefaction facilities at the Sabine Pass LNG terminal.

Cheniere Partners will contemplate making a final investment decision to commence construction of the liquefaction project upon, among other things, entering into acceptable commercial arrangements, receiving regulatory authorization to construct and operate the liquefaction assets and obtaining adequate financing.

Summary Project Timeline
Milestone                Estimated Completion
DOE export authorization    Pending
Enter into definitive agreements     Mid 2011
EPC contract    2H2011
Financing commitments    2H2011
FERC construction authorization    2012
Commence construction    2012
Commence operations    2015

Financial Update
As of March 31, 2011, we had unrestricted cash and cash equivalents of $24.5 million and accounts receivable from LNG and natural gas marketing activities of approximately $29.4 million that will be available to Cheniere, which excludes cash and cash equivalents and other working capital available to Cheniere Partners and Sabine Pass LNG. In addition, we had restricted cash and cash equivalents of $188.3 million, which were designated for the following purposes: $137.3 million for interest payments related to the Senior Notes described below; $5.0 million for Sabine Pass LNG's working capital; $41.9 million for Cheniere Partners' working capital; and $4.1 million for other restricted purposes

Our strategy to continue to restructure our finances and optimize our capital structure may include entering into long-term commercial agreements, refinancing our existing indebtedness and extending maturities, issuing equity or other securities, selling assets, or a combination of the foregoing. We believe that Cheniere (excluding the sources and uses of capital by Sabine Pass and Cheniere Partners) will have sufficient cash, other working capital and cash generated from its operations to fund its operating expenses and other cash requirements until at least the earliest date when principal payments may be required on its existing indebtedness, which will be in May 2012 (the maturity date of the 2007 Term Loan). Before that date, we expect to continue to restructure our finances and improve our capital structure.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal.  Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the three-months ended March 31, 2011, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction services. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended March 31,
	2011	2010
Revenues
LNG terminal revenues	$70,001	$66,827
Marketing and trading	8,449	12,142
Oil and gas sales	768	537
Other	13	11
Total revenues	79,231	79,517

Operating costs and expenses
General and administrative expenses	21,510	19,217
Depreciation, depletion and amortization	15,386	15,624
LNG terminal and pipeline operating expenses	10,194	12,813
LNG terminal and pipeline development expenses	8,437	718
Oil and gas production and exploration costs	138	99
Total operating costs and expenses	55,665	48,471

Income from operations	23,566	31,046

Interest expense, net	(64,154)	(67,194)
Derivative gain, net	—	505
Other income (expense)	109	(6)
Non-controlling interest	641	482
Net loss	$(39,838)	$(35,167)

Net loss per common share—basic and diluted	$(0.60)	$(0.64)

Weighted average number of common shares outstanding—basic and diluted	66,950	54,870

	As of March 31,	As of December 31,
	2011	2010
Cash and cash equivalents	$24,473	$74,161
Restricted cash and cash equivalents	105,439	73,062
LNG inventory	9,601	1,212
Accounts and interest receivable	33,186	4,699
Prepaid expenses and other	18,094	12,476
Non-current restricted cash and cash equivalents	82,892	82,892
Property, plant and equipment, net	2,144,810	2,157,597
Debt issuance costs, net	39,676	41,656
Goodwill	76,819	76,819
Other assets	29,443	28,933
Total assets	$2,564,433	$2,553,507

Current liabilities	$103,350	$66,334
Long-term debt (including related party debt), net of discount	2,940,121	2,927,509
Deferred revenue	28,500	29,994
Other liabilities	2,140	2,280
Non-controlling interest	183,842	189,021
Stockholders' deficit	(693,520)	(661,631)
Total liabilities and deficit	$2,564,433	$2,553,507

March 31, 2011	Sabine Pass LNG, L.P.	Cheniere Energy Partners, L.P.	Other Cheniere Energy, Inc.	Consolidated Cheniere Energy, Inc.
Cash and cash equivalents	$—	$—	$24,473	$24,473
Restricted cash and cash equivalents	142,278	41,937	4,116	188,331
Total	$142,278	$41,937	$28,589	$212,804

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the three months ended March 31, 2011, filed with the Securities and Exchange Commission.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259